VERA BRADLEY ANNOUNCES THIRD QUARTER FISCAL YEAR 2023 RESULTS

Consolidated third quarter net revenues totaled $124.0 million

Third quarter net income totaled $5.2 million, or $0.17 per diluted share, vs. $0.17 per diluted share last year; excluding certain items, non-GAAP net income totaled $6.3 million, or $0.20 per diluted share, vs. $0.18 per diluted share last year

Balance sheet remains solid, with cash and cash equivalents of $25.2 million and no debt

Jackie Ardrey named President and CEO effective November 1, 2022, replacing retiring President and CEO Rob Wallstrom

FORT WAYNE, Ind., December 7, 2022 – Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the third quarter ended October 29, 2022.

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. Vera Bradley on a stand-alone basis refers to the Vera Bradley brand.

Third Quarter Comments

Rob Wallstrom, outgoing Chief Executive Officer of the Company, commented, “We are pleased with our year-over-year improvement in third quarter non-GAAP EPS, largely driven by implementation of our targeted expense reductions. Total Company third quarter revenues of $124.0 million were modestly above overall expectations, and we began to experience some stabilization in our gross margin rate as supply chain challenges moderated and strategic price increases helped offset increased raw material and freight costs.

“As in past quarters, we are continuing to experience bifurcation in the spending of our customer base. Vera Bradley’s Direct Full-Price Channel customers with higher household incomes remained more engaged and continued to spend more than customers with lower household incomes, especially in our Vera Bradley Factory Channel, where inflationary pressures impacted traffic and discretionary spending. However, our Vera Bradley Indirect Channel experienced its third consecutive quarter of year-over-year growth.”

“We opened two additional Pura Vida Full-Price retail stores in the quarter, and they are performing ahead of our expectations,” Wallstrom continued. “As with many direct-to-consumer companies, we have seen a shift from a pure-digital-play model to an integrated multi-channel platform. Our four Full-Price retail stores are not only profitable but have driven improved ecommerce traffic and revenue in their trade areas. However, overall Pura Vida revenues continued to be negatively impacted by the shift in social and digital media effectiveness and rising digital media costs, and we experienced a decline in sales to wholesale accounts.”

Jackie Ardrey Named President and CEO

Jackie Ardrey joined the Company as President and CEO effective November 1, 2022, replacing retiring President and CEO Wallstrom. Wallstrom will continue to work closely with Ardrey through the end of December 2022 to ensure a smooth transition. Ardrey also replaced Wallstrom on the Company’s Board of Directors.

Ardrey is an accomplished, results-oriented leader with over 25 years of experience in multi-channel retail enterprises. Between 2018 and October 2022, she held the post of President at home furnishings and seasonal décor catalog and online retailer Grandin Road, part of the Qurate Retail Group. Previously, Ardrey was CEO of Trading Company Holdings and Senior Vice President of Merchandising and Supply Chain for iconic omnichannel gourmet food and gifting brand Harry and David. Prior to that, she spent 14 years at multi-channel high-end children’s retailer Hanna Andersson in various roles of increasing responsibility, including Senior Vice President of Merchandising, Design, and Wholesale.

“Although I have just been with the Company a few short weeks, I am convinced that both our Vera Bradley and Pura Vida brands have untapped potential in the marketplace,” Ardrey commented. “While I expect the macro environment to remain unpredictable, our teams are focused, and our cash position and balance sheet remain solid. I look forward to working closely with our leadership teams to develop and execute solid growth plans; leverage our many opportunities, especially in merchandising and marketing; and deliver consistent, sustainable growth and value to our stakeholders over the long term.”

Summary of Financial Performance for the Third Quarter

Consolidated net revenues totaled $124.0 million compared to $134.7 million in the prior year third quarter ended October 30, 2021.

For the current year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $5.2 million, or $0.17 per diluted share. These results included $1.1 million of net after tax charges, comprised of $0.6 million of consulting and professional fees primarily associated with cost savings initiatives and the CEO search, $0.4 million for the amortization of definite-lived intangible assets, and $0.3 million of severance and stock-based retirement compensation charges, partially offset by a benefit of $0.2 million for the reversal of certain purchase order cancellation fees. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net income totaled $6.3 million, or $0.20 per diluted share.

For the prior year third quarter, Vera Bradley, Inc.’s consolidated net income totaled $5.8 million, or $0.17 per diluted share. These results included $0.4 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated third quarter net income totaled $6.2 million, or $0.18 per diluted share.

Summary of Financial Performance for the Nine Months

Consolidated net revenues totaled $352.9 million for the current year nine months ended October 29, 2022, compared to $390.9 million in the prior year nine month period ended October 30, 2021.

For the current year nine months, Vera Bradley, Inc.’s consolidated net loss totaled ($31.6) million, or ($1.00) per diluted share. These results included $34.2 million of net after tax charges, comprised of $18.2 million of Pura Vida goodwill and intangible asset impairment charges, $5.0 million of severance and stock-based retirement compensation retirement charges and other employee costs, $4.7 million of inventory adjustments associated with the exit of certain technology products and the write-off of excess mask inventory, $3.0 million of consulting and professional fees primarily associated with cost savings initiatives and the CEO search, $1.3 million of intangible asset amortization, $1.0 million of store and right-of-use asset impairment charges, $0.7 million of purchase order cancellation fees for spring 2023 goods, and $0.3 million of goodMRKT exit costs. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income for the nine months totaled $2.6 million, or $0.08 per diluted share.

For the prior year nine months, Vera Bradley, Inc’s consolidated net income totaled $12.7 million, or $0.37 per diluted share. These results included $1.3 million of net after tax charges related to intangible asset amortization. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income totaled $14.0 million, or $0.41 per diluted share, for the nine months.

Non-GAAP Numbers

The current year non-GAAP third quarter income statement numbers referenced below exclude the previously outlined consulting and professional fees primarily associated with cost savings initiatives and the CEO search, amortization of definite-lived intangible assets, severance and stock-based retirement compensation charges, and a benefit for the reversal of certain purchase order cancellation fees. The current year non-GAAP income statement numbers for the nine months referenced below exclude the previously outlined goodwill and intangible asset impairment charges, severance and stock-based retirement compensation retirement charges and other employee costs, inventory adjustments, consulting and professional fees, intangible asset amortization, store and right-of-use asset impairment charges, purchase order cancellation fees, and goodMRKT exit costs.

The prior year non-GAAP third quarter and nine-month income statement numbers referenced below exclude the previously outlined intangible asset amortization.

Third Quarter Details

Current year third quarter Vera Bradley Direct segment revenues totaled $80.1 million, a 7.6% decrease from $86.6 million in the prior year third quarter. Comparable sales decreased 9.6% in the third quarter. The Company permanently closed 12 full-line stores and opened 5 factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $22.3 million, a 6.7% increase over $20.9 million in the prior year third quarter, reflecting an increase in certain key account orders, partially offset by a decline in specialty account orders.

Pura Vida segment revenues totaled $21.7 million, a 20.3% decrease from $27.2 million in the prior year.

Third quarter consolidated gross profit totaled $65.9 million, or 53.1% of net revenues, compared to $72.3 million, or 53.6% of net revenues, in the prior year. On a non-GAAP basis, current year gross profit totaled $65.6 million, or 52.9% of net revenues. The current year gross profit rate was negatively affected by higher inbound and outbound freight expense, deleverage of overhead costs, and channel mix changes, partially offset by price increases.

Third quarter consolidated SG&A expense totaled $60.1 million, or 48.4% of net revenues, compared to $64.5 million, or 47.8% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $57.6 million, or 46.4% of net revenues for the current year third quarter, compared to $63.7 million, or 47.3% of net revenues, in the prior year. As expected, Vera Bradley’s SG&A current year expenses were lower than the prior year primarily due to cost reduction initiatives and a reduction in variable-related expenses due to the lower sales volume.

The Company’s third quarter consolidated operating income totaled $6.0 million, or 4.8% of net revenues, compared to $8.0 million, or 5.9% of net revenues, in the prior year third quarter. On a non-GAAP basis, the Company’s current year consolidated operating income totaled $8.2 million, or 6.6% of net revenues, compared to $8.7 million, or 6.5%, of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $17.1 million, or 21.3% of Direct net revenues, for the third quarter, compared to $17.8 million, or 20.6% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income totaled $16.8 million, or 21.0% of Direct revenues.
•Vera Bradley Indirect operating income was $9.0 million, or 40.4% of Indirect net revenues, for the third quarter, compared to $7.3 million, or 35.1% of Indirect net revenues, in the prior year. On a non-GAAP basis, current year Indirect operating income totaled $9.0 million, or 40.2% of Indirect net revenues.
•Pura Vida’s operating loss was ($1.4) million, or (6.2%) of Pura Vida net revenues, in the current year, compared to operating income of $1.8 million, or 6.6% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating loss was ($0.1) million, or (0.3%) of Pura Vida net revenues, compared to operating income of $2.6 million, or 9.4% of Pura Vida net revenues, in the prior year.

Details for the Nine Months

Vera Bradley Direct segment revenues for the current year nine-month period totaled $228.7 million, an 8.7% decrease from $250.5 million in the prior year. Comparable sales declined 11.6% for the nine months.

Vera Bradley Indirect segment revenues for the nine months totaled $56.6 million, a 6.8% increase over $53.0 million in the prior year, reflecting an increase in certain key account orders, partially offset by a decline in specialty account orders.

Pura Vida segment revenues for the nine months totaled $67.5 million, a 22.7% decrease from $87.4 million in the prior year.

Consolidated gross profit for the nine months totaled $178.9 million, or 50.7% of net revenues, compared to $211.8 million, or 54.2% of net revenues, in the prior year. On a non-GAAP basis, current year gross profit totaled $185.9 million, or 52.7% of net revenues. The current year gross profit rate was negatively affected by higher inbound and outbound freight expense, deleverage of overhead costs, and channel mix changes, partially offset by price increases.

For the nine months, consolidated SG&A expense totaled $195.0 million, or 55.3% of net revenues, compared to $194.1 million, or 49.7% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $181.0 million, or 51.3% of net revenues, compared to $191.8 million, or 49.1% of net revenues, in the prior year. As expected, Vera Bradley’s non-GAAP SG&A current year expenses were lower than the prior year primarily due to cost reduction initiatives and a reduction in variable-related expenses due to the lower sales volume.

For the nine months, the Company’s consolidated operating loss totaled ($45.1) million, or (12.8%) of net revenues, compared to consolidated operating income of $18.6 million, or 4.8% of net revenues, in the prior year nine-month period. On a non-

GAAP basis, the Company’s current year consolidated operating income was $5.3 million, or 1.5% or net revenues, compared to $20.9 million, or 5.4% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $32.6 million, or 14.3% of net revenues, compared to $51.9 million, or 20.7% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct operating income was $38.6 million, or 16.9% of Direct net revenues.
•Vera Bradley Indirect operating income was $18.4 million, or 32.5% of Indirect net revenues, compared to $17.4 million, or 32.8% of Indirect net revenues, in the prior year. On a non-GAAP basis, current year Indirect operating income totaled $19.4 million, or 34.2% of Indirect net revenues.
•Pura Vida’s operating loss was ($28.8) million, or (42.7%) of Pura Vida net revenues, for the current year, compared to operating income of $7.5 million, or 8.6% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $4.3 million, or 6.4% of Pura Vida net revenues, for the current year, compared to $9.8 million, or 11.3% of Pura Vida net revenues, for the prior year.

Balance Sheet

Net capital spending for the third quarter and nine months totaled $2.6 million and $7.0 million, respectively.

Cash, cash equivalents, and investments as of October 29, 2022 totaled $25.2 million compared to $75.3 million at the end of last year’s third quarter. The Company had no borrowings on its $75 million ABL credit facility at quarter end.

Total quarter-end inventory was $178.3 million, compared to $148.3 million at the end of the third quarter last year. Total current year inventory was higher than the prior year primarily due to approximately $17 million in incremental logistics costs burdening overall inventory as well as incremental Vera Bradley Factory inventory related to lower than expected revenues.

During the third quarter, the Company repurchased approximately $0.8 million of its common stock (approximately 0.2 million shares at an average price of $3.56), bringing year-to-date purchases through the end of the third quarter to approximately $17.3 million (approximately 2.6 million shares at an average price of $6.56). The Company has $28.5 million of remaining availability under its $50.0 million repurchase authorization that expires in December 2024.

Forward Outlook

Ardrey noted, "We expect the fourth quarter macroeconomic environment to continue to be unpredictable; the Pura Vida business will continue to be challenging; inflationary pressures will continue to impact Vera Bradley customers with lower household incomes, particularly in the Factory Channel; and there will be continued pressure on gross margin.”

Excluding net revenues, all forward-looking guidance numbers referenced below are non-GAAP. The prior year SG&A and earnings per diluted share numbers exclude the previously disclosed net charges related to intangible asset amortization. Current year guidance excludes previously disclosed goodwill and intangible asset impairment charges, severance and stock-based retirement compensation retirement charges and other employee costs, inventory adjustments, consulting and professional fees, intangible asset amortization, store and right-of-use asset impairment charges, purchase order cancellation fees, and goodMRKT exit costs.

For the fourth quarter of Fiscal 2023, the Company’s expectations are as follows:
•Consolidated net revenues of $136 to $141 million. Net revenues totaled $149.6 million in the prior year fourth quarter.
•A consolidated gross profit percentage of 49.5% to 50.5% compared to 50.9% in the prior year fourth quarter. The expected decrease is primarily associated with incremental targeted promotional activity and deleverage on overhead costs, partially offset by price increases and lower year-over-year freight expense.
•Consolidated SG&A expense of $61 to $63 million compared to $67.1 million in the prior year fourth quarter. The reduction in SG&A expense is being driven by cost reduction initiatives and a reduction in compensation expense, marketing, and other variable-related expenses due to the expected sales decline from the prior year.
•Consolidated diluted EPS of $0.16 to $0.20 based on diluted weighted-average shares outstanding of 31.1 million and an effective tax rate of approximately 25%. Diluted EPS totaled $0.17 in last year’s fourth quarter.

For Fiscal 2023, the Company’s updated expectations are as follows:
•Consolidated net revenues of $489 to $494 million. Net revenues totaled $540.5 million in Fiscal 2022. Year-over-year Vera Bradley revenues are expected to decline between 6% and 7%, and Pura Vida revenues are expected to decline between 20% and 21%.
•A consolidated gross profit percentage of 51.9% to 52.1% compared to 53.3% in Fiscal 2022. The expected year-over-year decrease is primarily related to incremental inbound and outbound freight expense, incremental targeted promotional activity, and deleverage on overhead costs, partially offset by price increases.

•Consolidated SG&A expense of $242 to $244 million compared to $258.8 million in Fiscal 2022. The reduction in SG&A expense is being driven by cost reduction initiatives and a reduction in compensation expense, marketing, and other variable-related expenses due to the expected sales decline from the prior year.
•Consolidated operating income of $11.6 to $13.5 million compared to $30.1 million in Fiscal 2022.
•Consolidated diluted EPS of $0.22 to $0.26 based on diluted weighted-average shares outstanding of 31.6 million and an effective tax rate of between 24.0 and 25.0%. Diluted EPS totaled $0.57 last year.
•Net capital spending of approximately $10 million compared to $5.5 million in the prior year, reflecting investments associated with new Vera Bradley factory and Pura Vida store locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cost of sales; gross profit; selling, general, and administrative expenses; impairment of goodwill and intangible assets; operating income (loss); net income (loss); net (loss) income attributable and available to Vera Bradley, Inc.; and diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the third quarter is scheduled for today, Wednesday, December 7, 2022, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 437-2398, and enter the access code 6836290. A replay will be available shortly after the conclusion of the call and remain available through December 21, 2022. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6836290.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, verabradley.ca, Vera Bradley’s online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,700 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19 or other pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 29, 2022. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Current assets:
Cash and cash equivalents	$25,237	$88,436	$74,784
Short-term investments	—	—	476
Accounts receivable, net	25,115	20,681	29,993
Inventories	178,334	144,881	148,265
Income taxes receivable	4,120	9,391	8,996
Prepaid expenses and other current assets	14,817	15,928	14,801
Total current assets	247,623	279,317	277,315
Operating right-of-use assets	82,683	79,873	82,980
Property, plant, and equipment, net	60,388	59,941	61,792
Intangible assets, net	32,001	44,223	44,991
Goodwill	24,833	44,254	44,254
Deferred income taxes	9,381	3,857	3,450
Other assets	4,428	6,081	5,960
Total assets	$461,337	$517,546	$520,742
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,125	$30,492	$32,686
Accrued employment costs	12,252	12,463	10,819
Short-term operating lease liabilities	19,742	18,699	19,945
Other accrued liabilities	14,771	16,422	15,088
Income taxes payable	501	—	—
Total current liabilities	78,391	78,076	78,538
Long-term operating lease liabilities	80,109	80,861	83,917
Other long-term liabilities	85	195	138
Total liabilities	158,585	159,132	162,593
Redeemable noncontrolling interest	23,153	30,974	30,701
Shareholders’ equity:
Additional paid-in-capital	109,070	107,907	107,427
Retained earnings	302,790	334,364	329,209
Accumulated other comprehensive loss	(181)	(29)	(10)
Treasury stock	(132,080)	(114,802)	(109,178)
Total shareholders’ equity of Vera Bradley, Inc.	279,599	327,440	327,448
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$461,337	$517,546	$520,742

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net revenues	$124,040	$134,735	$352,870	$390,877
Cost of sales	58,164	62,457	173,963	179,074
Gross profit	65,876	72,278	178,907	211,803
Selling, general, and administrative expenses	60,059	64,458	195,015	194,083
Impairment of goodwill and intangible assets	—	—	29,338	—
Other income, net	141	132	350	921
Operating income (loss)	5,958	7,952	(45,096)	18,641
Interest expense, net	39	13	115	222
Income (loss) before income taxes	5,919	7,939	(45,211)	18,419
Income tax expense (benefit)	1,090	1,713	(6,429)	3,854
Net income (loss)	4,829	6,226	(38,782)	14,565
Less: Net (loss) income attributable to redeemable noncontrolling interest	(338)	448	(7,208)	1,882
Net income (loss) attributable to Vera Bradley, Inc.	$5,167	$5,778	$(31,574)	$12,683

Basic weighted-average shares outstanding	31,061	33,964	31,721	33,852
Diluted weighted-average shares outstanding	31,229	34,472	31,721	34,492

Basic net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$0.17	$(1.00)	$0.37
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$0.17	$(1.00)	$0.37

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities
Net (loss) income	$(38,782)	$14,565
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	6,685	6,769
Amortization of operating right-of-use assets	16,151	15,028
Goodwill and intangible asset impairment	29,338	—
Other impairment charges	1,351	—
Amortization of intangible assets	2,305	2,305
Provision for doubtful accounts	(80)	108
Stock-based compensation	2,593	4,419
Deferred income taxes	(5,524)	80
Other non-cash gain, net	—	(45)
Changes in assets and liabilities:
Accounts receivable	(4,354)	(2,558)
Inventories	(33,453)	(6,849)
Prepaid expenses and other assets	2,764	3,463
Accounts payable	49	4,798
Income taxes	5,772	(1,945)
Operating lease liabilities, net	(19,262)	(19,273)
Accrued and other liabilities	(2,311)	(1,654)
Net cash (used in) provided by operating activities	(36,758)	19,211
Cash flows from investing activities
Purchases of property, plant, and equipment	(6,968)	(4,033)
Proceeds from maturities and sales of investments	—	815
Proceeds from disposal of property, plant, and equipment	—	45
Net cash used in investing activities	(6,968)	(3,173)
Cash flows from financing activities
Tax withholdings for equity compensation	(1,430)	(2,425)
Repurchase of common stock	(17,278)	(2,000)
Distributions to redeemable noncontrolling interest	(613)	(990)
Net cash used in financing activities	(19,321)	(5,415)
Effect of exchange rate changes on cash and cash equivalents	(152)	(14)
Net (decrease) increase in cash and cash equivalents	$(63,199)	$10,609
Cash and cash equivalents, beginning of period	88,436	64,175
Cash and cash equivalents, end of period	$25,237	$74,784

Vera Bradley, Inc.
Third Quarter Fiscal 2023
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$65,876	$276	1	$65,600
Selling, general, and administrative expenses	60,059	2,470	2	57,589
Impairment of goodwill and intangible assets	—	—		—
Operating income (loss)	5,958	(2,194)		8,152
Income (loss) before income taxes	5,919	(2,194)		8,113
Income tax expense (benefit)	1,090	(763)	3	1,853
Net income (loss)	4,829	(1,431)		6,260
Less: Net loss attributable to redeemable noncontrolling interest	(338)	(322)		(16)
Net income (loss) attributable to Vera Bradley, Inc.	5,167	(1,109)		6,276
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$(0.04)		$0.20

Vera Bradley Direct segment operating income	$17,060	$225	4	$16,835
Vera Bradley Indirect segment operating income	$9,012	$51	4	$8,961
Pura Vida segment operating loss	$(1,353)	$(1,289)	5	$(64)
Unallocated corporate expenses	$(18,761)	$(1,181)	6	$(17,580)

[1]Related to the reversal of certain PO cancellation fees
[2]Items include $1,133 for consulting fees associated with cost savings initiatives and CEO search, as well as certain Pura Vida professional fees; $768 for the amortization of definite-lived intangible assets; $406 for severance charges; and $163 for CEO stock-based compensation associated with retirement

[3]Related to the tax impact of the charges mentioned above
[4]Related to an allocation for reversals of certain PO cancellation fees
[5]Related to $768 for the amortization of definite-lived intangible assets; and $406 for severance charges; and $115 for certain professional fees
[6]Related to $1,018 for consulting fees associated with cost savings initiatives and CEO search and $163 for CEO stock-based compensation associated with retirement

Vera Bradley, Inc.
Third Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$72,278	$—		$72,278
Selling, general, and administrative expenses	64,458	768	1	63,690
Operating income (loss)	7,952	(768)		8,720
Income (loss) before income taxes	7,939	(768)		8,707
Income tax expense (benefit)	1,713	(134)	2	1,847
Net income (loss)	6,226	(634)		6,860
Less: Net income (loss) attributable to redeemable noncontrolling interest	448	(192)		640
Net income (loss) attributable to Vera Bradley, Inc.	5,778	(442)		6,220
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$(0.01)		$0.18

Vera Bradley Direct segment operating income	$17,825	$—		$17,825
Vera Bradley Indirect segment operating income	$7,341	$—		$7,341
Pura Vida segment operating income (loss)	$1,794	$(768)	1	$2,562
Unallocated corporate expenses	$(19,008)	$—		$(19,008)

[1]Includes the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$178,907	$(7,000)	1	$185,907
Selling, general, and administrative expenses	195,015	14,057	2	180,958
Impairment of goodwill and intangible assets	29,338	29,338		—
Operating (loss) income	(45,096)	(50,395)		5,299
(Loss) income before income taxes	(45,211)	(50,395)		5,184
Income tax (benefit) expense	(6,429)	(7,898)	3	1,469
Net (loss) income	(38,782)	(42,497)		3,715
Less: Net (loss) income attributable to redeemable noncontrolling interest	(7,208)	(8,285)		1,077
Net (loss) income attributable to Vera Bradley, Inc.	(31,574)	(34,212)		2,638
Diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders	$(1.00)	$(1.08)		$0.08

Vera Bradley Direct segment operating income (loss)	$32,607	$(5,948)	4	$38,555
Vera Bradley Indirect segment operating income (loss)	$18,409	$(943)	5	$19,352
Pura Vida segment operating (loss) income	$(28,831)	$(33,143)	6	$4,312
Unallocated corporate expenses	$(67,281)	$(10,361)	7	$(56,920)

[1]Items include $6,142 for inventory adjustments associated with the exit of certain technology products and the goodMRKT brand, as well as excess mask products and $858 for PO cancellation fees
[2]Items include $6,120 for severance charges; $4,038 for consulting fees associated with cost savings initiatives, CEO search, and certain Pura Vida professional fees; $2,305 for the amortization of definite-lived intangible assets; $1,351 for store and right-of-use asset impairment charges; $163 for CEO stock-based compensation associated with retirement; and $80 for goodMRKT brand exit costs

[3]Related to the tax impact of the charges mentioned above, as well as goodwill and intangible asset impairment charges
[4]Related to $4,872 related to an allocation for certain inventory adjustments and PO cancellation fees; $759 for store impairment charges; $302 for goodMRKT brand exit costs; and $15 for severance charges

[5]Related to an allocation for certain inventory adjustments and PO cancellation fees
[6]Related to $29,338 of goodwill and intangible asset impairment charges; $2,305 for the amortization of definite-lived intangible assets; $963 for inventory adjustments associated with mask products; $422 for severance charges; and $115 for certain professional fees

[7]Related to $5,683 for severance charges; $3,923 for consulting fees associated with cost savings initiatives and CEO search; $592 for a right-of-use asset impairment charge; and $163 for CEO stock-based compensation associated with retirement

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Thirty-Nine Weeks Ended October 30, 2021
(in thousands, except per share amounts)
(unaudited)

	Thirty-Nine Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$211,803	$—		$211,803
Selling, general, and administrative expenses	194,083	2,305	1	191,778
Operating income (loss)	18,641	(2,305)		20,946
Income (loss) before income taxes	18,419	(2,305)		20,724
Income tax expense (benefit)	3,854	(427)	2	4,281
Net income (loss)	14,565	(1,878)		16,443
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,882	(576)		2,458
Net income (loss) attributable to Vera Bradley, Inc.	12,683	(1,302)		13,985
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.37	$(0.04)		$0.41

Vera Bradley Direct segment operating income	$51,853	$—		$51,853
Vera Bradley Indirect segment operating income	$17,403	$—		$17,403
Pura Vida segment operating income (loss)	$7,528	$(2,305)	1	$9,833
Unallocated corporate expenses	$(58,143)	$—		$(58,143)

[1]Includes the amortization of definite-lived intangible assets
[2]Related to the tax impact of the charges mentioned above